EXHIBIT 5



                            ESSEX INTERNATIONAL INC.
                                  Common Stock

                                Lock-Up Agreement

                                                                  April , 1997


Essex International Inc.,
1601 Wall Street,
Fort Wayne, Indiana  46802.

Goldman, Sachs & Co.                    Goldman Sachs International
Smith Barney Inc.                       Smith Barney Inc.
Donaldson, Lufkin & Jenrette            Donaldson, Lufkin & Jenrette Securities
  Securities Corporation                  Corporation
Lehman Brothers Inc.,                   Lehman Brothers International (Europe),
 As proposed representatives of the     As proposed representatives of the
   several U.S. Underwriters,             several International Underwriters,
c/o Goldman, Sachs & Co.,               c/o Goldman Sachs International,
85 Broad Street,                        Peterborough Court,
New York, New York 10004.               133 Fleet Street,
                                        London EC4A 2BB, England

Ladies and Gentlemen:

    The undersigned hereby irrevocably confirms, covenants and agrees that during the period beginning from the date hereof and continuing to and including the date 180 days after the date of the final prospectuses used in connection with the proposed offering of common stock, par value $.01 per share (the "Common Stock"), by Essex International Inc. (the "Company") and certain selling shareholders (the "Offering") the undersigned will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of, including, without limitation, through the entry into a physically or cash-settled derivative instrument, any shares of Common Stock or any securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities (other than upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Agreement), without the prior written consent of Goldman, Sachs & Co. In the event that the Offerings are not consummated prior to October 1, 1997, this Agreement shall be null and void. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                    Very truly yours,


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                                    (Insert Full Name of Stockholder)


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                                    Signature (individual)